CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Golden Northwest Aluminum, Inc.
The Dalles, Oregon


We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated October 11, 1995 except for Note 3 as to which the date is February 8, 1999, relating to the combined financial statements of Golden Northwest Aluminum, Inc. and affiliates for the year ended September 3, 1995 which are contained in this Registration Statement.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

PERKINS & COMPANY, P.C.
-----------------------


Portland, Oregon
February 10, 1999